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NATIONAL HEALTH INVESTORS, INC.
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LAND & BUILDINGS CAPITAL GROWTH FUND, LP LAND & BUILDINGS GP LP L&B GP LLC L&B OPPORTUNITY FUND, LLC LAND & BUILDINGS INVESTMENT MANAGEMENT, LLC JONATHAN LITT JAMES HOFFMANN A. ADAM TROSO
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Land & Buildings Investment Management, LLC, together with the other participants in its solicitation (collectively, “Land & Buildings”), has filed a definitive proxy statement and accompanying GOLD universal proxy card with the U.S. Securities and Exchange Commission to be used to solicit votes for the election of its slate of highly-qualified director nominees at the 2025 annual meeting of stockholders (the “Annual Meeting”) of National Health Investors, Inc., a Maryland corporation (the “Company”).

As previously disclosed, on May 6, 2025, Jonathan Litt of Land & Buildings gave an oral presentation via Glass Lewis & Co.’s Proxy Talk service. Corey Lorinsky of Land & Buildings and Land & Buildings’ director nominees, Jim Hoffman and Adam Troso, also presented alongside Mr. Litt. Portions of the transcript discussing the Company and certain slides included in Land & Buildings’ previously filed presentations titled “National Health Investors (NHI): A Governance Cure for a Healthier Future” and “Correcting the Record on NHI’s Misleading Claims and Omissions,” which reflect Land & Buildings’ views on the Company, are set forth below.

Jonathan Litt:

Thank you, Everett, and thank you all for joining this Glass Lewis sponsored Proxy Talk. We're here today to talk about National Health Investors. The ticker is NHI.

This is a public company with an annual meeting on May 21st, we're here to talk about electing our 2 nominees to the board, and we believe there's a very compelling case for change, and that these 2 gentlemen will be excellent stewards of your capital, and they will maximize shareholder value in a way that has not been done at this company for decades.

Joining me today is my partner, Corey Lorinsky. We've been working together for 14 years, as well as our 2 nominees, Jim Hoffmann and Adam Troso.

Just briefly on Jim. Jim has spent his career as a fiduciary representing investors in real estate. The bulk of his career was spent at Wellington Management, one of the largest private investment firms investing in listed real estate securities. He was a partner at Wellington, and when he retired he was recruited to go on the boards of several companies where a shareholder perspective was needed, and he was recruited on that basis.

In addition, we have Adam Troso nominated to the board. He spent the bulk of his career as an investment banker principally at JP Morgan where he was involved with M&A, financings, and most relevant to the topic at hand, addressing tricky related party transactions, conflicts of interest, and how to set a company up to succeed in the public markets.

Both of these gentlemen we believe would be very well received by the institutional investor community, and would allow this company to break out of its persistent and consistent undervaluation for decades as they'll finally bring credibility to this board.

The topics I'd like to discuss today are outlined here on the table of contents. First, we'll do an executive summary talking about ourselves. So you know who we are as well as the company. In the second section we'll talk about why we believe urgent change is required. Third we'll discuss the senior housing industry, and how this company is substantially undervalued. Fourth we're going to talk about the Country Club style board with a deeply interconnected board that is working to the disservice of NHI shareholders and the benefit of its sister company, National Healthcare Corporation. Finally, we'll end with the benefits of instilling true independence in the boardroom by putting Adam and Jim on this board.

Turning to page 4, quick background on Land & Buildings, we've been in business for 16 years. We invest in listed real estate securities. About 13 years ago we began to actively engage with boards and management teams. We've been involved in about 50 engagements during that period of time, and we've maximized value in the vast majority of those situations for all shareholders. We have become a very credible investor amongst other institutional investors in our engagements amongst advisors to companies and boards and management teams, and we believe that that credibility that we bring to the table has allowed us to be successful in resolving most of our engagements without having to go to a proxy contest.

Prior to founding Land & Buildings, sorry my name is Jonathan Litt if I didn't introduce myself. I'm the CIO and Founder of Land & Buildings. I was an analyst on the sell-side for 14 years, we were the number one ranked team for the vast majority of that time by Institutional Investor magazine, and I believe one of the underpinnings of our success as analysts covering the listed real estate space was our shareholder advocacy. We always looked out for shareholders and trying to find ways to maximize value.

Turning to page 5, we work collaboratively with boards and management teams. When we find situations where we think value can be unlocked. Just last year we settled with 2 companies, Ventas and Sun, and these are substantial REITs in the REIT world, and we got 2 people on each board in a negotiated settlement. And we got, in the case of Sun Communities, a Capital Allocation Committee created. Those companies [are] on [a path] to be quite successful.

A small minority of companies that we engage with we do have to go to a proxy contest with. And the common characteristic is, somebody's got their hand in the cookie jar of that company, and they don't want the cookie jar taken away. And that is the case in this situation, and that's why they're letting this thing go to a proxy contest rather than settling with us. The sister company, NHC, stands to benefit by holding back NHI and doing a disservice to NHI shareholders.

Turning the page to page 6, a quick overview of NHI. National Health Investors invests in healthcare real estate. The vast majority of their investments are in senior housing.

Jonathan Litt:

Senior housing is the best positioned property type in the real estate market today. We have an aging of the population with people who are 80-plus being the fastest growing part of the population, and as they get multiple conditions they can no longer stay at home. And senior housing is the optimal place for them to go. So we have very strong demand, really unprecedented demand, in the history of senior housing as the baby boomers are hitting 80-plus.

We have very little new supply. The industry got overbuilt. It got severely impacted by Covid. And so we have a great situation today where we have accelerating demand and no new construction. We're going to see occupancies going up. We're going to see rents going up, and we're going to see elderly people getting a facility to live in which addresses their needs in a community environment.

NHI is also involved in skilled nursing which is a smaller portion of the business, and this is for greater levels of acuity where the senior housing can no longer house them.

NHI went public in 1991. It was a spin out from its parent company which is today called NHC. National Healthcare.

Prior to 1992 REITs in the US were structured in a way where they were externally managed and externally advised by law, and they were largely taken advantage of, and REITs really failed up until 1992, because there was such a conflict of interest between the shareholders of the REIT and the management of the sponsor of the REIT. So this was one of the last companies to go under the old regime. In 1992 legislation was changed which allowed REITs to be internally managed and internally advised, thereby aligning the interests of shareholders with the management teams. In fact, when I saw that legislative change, I looked at the REITs, and thought it was a better mousetrap for investing in real estate than where I was doing acquisitions for a private real estate company.

Turning the page to page 7, why are we here? We're here because shareholders deserve a board free from conflicts of interest that can maximize value for all shareholders. This board cannot be trusted. Not only do they have all the ingredients of bad governance they have which include a staggered board which they've committed to de-stagger over a long period of time. But they have not committed to not re-staggering by opting out of MUTA. This is highly problematic. In addition, they have board members who are what are called interlocks. They have community relationships, they live in the same town, they go to the same clubs. They've worked at the parent company, NHC. These conflicts of interest, we believe, between the board members and the Adams Brothers, who are the 2 sponsors of NHC, really puts NHI in a bad position. The Adams Brothers founded NHC. And have gone on to run as CEOs of NHI and NHC respectively. By having a controlled board in both companies, they can do what they want. In fact, NHC hasn't adopted any pro-governance, shareholder-friendly governance, despite adopting modest improvements in the governance at NHI, and the only reason they're doing modest improvements at NHI is because we're here. Had we not been here, it would look like NHC. With terrible, terrible governance, NHI has persistently underperformed the relevant peers over decades. It's led to a 50% multiple discount to senior housing REIT peers Ventas and Welltower.

The 2 gentlemen that we're opposing that are on the board of NHI are Robert Adams, who is the chairman of the parent company, NHC, and Jimmy Jobe, who's been on this board for 12 years, was on the board of the predecessor, NHC, and lives a stone's throw away from Robert Adams. This board has run roughshod over NHI shareholders for too long, and it's imperative that we get true independent directors on the board. The best evidence of the conflicts of interest are the fact that institutional investors really don't own the stock. If you go through the who's who of institutional investors and REITs which we included on a slide later in the deck you'll see that there's virtually none of them in there. And that's because of these conflicts. In fact, I went back and looked at a report I wrote in 2000, which said the company was uninvestable because of the conflicts of interest, and here we sit with a substantially undervalued underperforming REIT that's still suffering from these conflicts of interest which have enriched the Adams Brothers.

So this urgency and the reason that we're doing this now is twofold. Number one, there's a lease between NHI and NHC. Where NHC is the tenant that comes due next year. That lease is materially under market and has clauses in it which are anti-competitive for NHI. We believe that that's highly problematic, and if we could get true independent directors on the board to renegotiate that lease and fair terms that we could see rents going up by 60%, and we could see the company being able to pursue business opportunities which right now it can't fully pursue.

The second point on why it's urgent today is because the incredible fundamental opportunity in senior housing is so great and NHI could participate in that by acquiring additional assets. But they're suffering from this undervaluation leaving other companies in the space to be able to go out and acquire the good assets and leaving them, being able to acquire inferior assets. So, by bringing credibility to this board, getting institutional investors in the stock and getting the valuation up. This could truly be the darling in the senior housing space, because of its relatively small size and its ability to grow quite quickly, whereas the peers now are much larger, and it’s going to have a harder time growing.

Our nominees, we believe, are well positioned to come on the board, bring that independence, bring that credibility. Institutional shareholders know these gentlemen, and we believe they would be embraced by the investment community.

Turning the page to page 8, looking at the performance of this company, we believe the relevant peers are those that have a lot of senior housing properties, Ventas and Welltower. You can see on the bottom line here that NHI has underperformed every year for the last [trailing] 10 years. They've underperformed every [trailing period] for the last 10 years to their proxy peers and in fact, they've underperformed the Healthcare REIT index in 8 of these 10 [periods]. Now the company will have you believe, as you see on the next page, that they've outperformed, and they show that here and they use very strange time periods, since some people were added to the board or over a 5-year period, which is cherry picking. They don't do it through the date before we went live with our nomination, which is the industry standard way of doing it. And they're trying everything they can do to say, hey, we're not that bad, but they are that bad, and I think these numbers prove it out.

Turning the page again, just to demonstrate how they're trying to play games back in ‘23, they said their proxy peers included Welltower, and Ventas in ‘24. They said they didn't, and in ’25 we were here. They put a hodgepodge of companies that they can now perform into their Proxy Peer Group. This company is not looking out for shareholders, it's looking to stay in control.

We list all the Healthcare REITs and how much exposure they have to senior housing, and you can see on the bottom we circled that area Welltower and Ventas are the only comparable REITs in terms of senior housing exposure. We think they are the relevant comparison. The company may argue, hey? They're much bigger than we are, which they are. That's not relevant. We see plenty of times in the REIT industry where the small company gets a premium valuation and outperforms the big guys, and that's because they're credible in the marketplace, and they have the ability to grow quickly. Size doesn't matter. What matters is these conflicts of interest that have held this company back for decades.

We're opposing Robert Adams. Robert Adams has been the chairman of the parent company, NHC since 2009. He's been involved with NHC. For 51 years. He was the CEO of NHC for many years when this lease was renegotiated. He had perfect information which the NHI directors did not because of the way this lease is structured. The board of NHI is populated with former NHC people. Charlotte Swafford spent her career at NHC and went on the board in 2020. Jimmy Jobe was a board member at NHC [predecessor]. And he's now on the board of NHI. Robert Adams owns more stock in NHC than he does in NHI. And his brother Andrew Adams owns more stock in NHC than he does in NHI, and up until recently he was the Chair, Andrew Adams, of NHI from 1991 to 2024, and recently went off as a result of us running this contest.

Jimmy Jobe is a local tax accountant who may well do business for people at the company, due to their tax work. He's been on the board for 12 years. He's overseen a period of substantial underperformance to the peers that we've talked about, and he has overlapped with the Adams Brothers, lives in the same town and owes them this job of being on the board. He's done a horrible job as chair of Nominating and Corporate Governance Committee by putting Adams and Swafford on the board back in 2020, amongst others. And most telling, when NHI, when we turned up and said, this lease is a problem, the company said, we're going to put independent directors on a special committee to negotiate the lease, they didn't put Jimmy Jobe on. Why didn't they? Because they don't believe he's independent. But what they did do in a very clever way was put him as the chair of the Compensation Committee. Now, if you're the CEO of NHI and Jimmy Jobe's the Chair of the Compensation Committee, are you going to fight to get the best lease you can with NHC? Or are you going to make sure you keep Jimmy Jobe and Robert Adams happy by negotiating a lease where you know you're going to get paid more in terms of your compensation? It's a terrible alignment of interest, and we think it's highly problematic.

What I'd like to do now is just turn it over to Jim and Adam to introduce themselves again. I believe that both of these gentlemen are well known in the industry. They will be viewed as highly credible, and they will bring a real fiduciary duty to this company to maximize value for all shareholders. Jim?

Jim Hoffmann:

Thanks Jon. Jim Hoffmann - spent my entire career in real estate. 8 years in the private markets, 5 years underwriting and financial analysis as a fiduciary, 3 years with the State of Washington, where I helped build a platform and where we invested in real estate. Most of my career has been with Wellington Management Company as the global analyst in real estate securities as a portfolio manager and serving on their operating committee and as partner. Then subsequent to Wellington, I've served on 5 boards, 2 private, 3 public, mainly as an agent of change - company CEOs brought me in to be the internal shareholder advocate to try and re-energize their company. That was the case with HCP, Healthcare Properties. I knew the CEO Dave Henry from Kimco from following that company for a long time, and he recruited me onto the board with the chair of that company, and I continue to serve on another private real estate company called Peaceable Street, which is a company run by Dave Henry. So I’ve been in sector for a long time and I understand how it works. And I think I could be a lot of value to this board. I'll let Adam speak, and then we can get into how we would enhance value.

Adam Troso:

Thanks, Jim. Good afternoon, everybody again. My name is Adam Troso. I'm currently the founder and CEO of real estate investment firm called Next Century Self Storage. I'm running for a seat on the board of NHI to help improve NHI's board independence, transparency in related party transactions, and shareholder alignment. Prior to Next Century, as we've noted, I spent 25 years on Wall Street, advising boards and C-suites on precisely the same issues. I served boards and executives at REITs, all real estate investment banking, but in various capacities I was a mortgage lender. I was a corporate lender, but primarily I was an investment banker again, as noted at Bear Stearns, JP Morgan, and eventually Greenhill. I advised boards on things like capital structure, capital markets, executions which includes IPOs, strategic alternatives, including M&A, and governance issues. And around all of those different types of transactions advice. There's always an investor communications component to that I advised on. And you know, look, I think that again, I'm running for the NHI board in order to fill a skillset gap in these areas and can be incrementally accretive to decision making by bringing this expertise to bear.

There's certainly, as Jon and Corey will go into and already expressed, certainly opportunities for us to collaborate, Jim and I to collaborate with the board to help, you know, improve the story. There's certainly a feeling in the shareholder community and the investor community that there are conflicts of interest here and related-party issues as well again. This is an area where I spent a lot of time advising my clients on issues like this. You know, for instance in the in the IPO of Americold. I took Americold public twice, Americold Realty Trust. I'm sure you're familiar with it. In 2010 I tried to take that company public. Against our advice, the sponsor of that REIT decided to go public as a controlled entity, with a non-independent board and an Executive Chairman structure that, hey, we didn't think was conducive to the offering and accretive to the offering. Also with an Executive Chairman that was not well known to the investment community, amongst other reasons, but that the governance was a major reason why that IPO did not succeed. 8 years later, same sponsor, same company, hired me to run that IPO, and took my advice. This time on governance - had a clean governance slate, and that IPO is one of the most successful REIT IPOs at the time.

I've also worked on a couple of transactions that were, you know, heavily geared towards related party issues. There was a company called Greenbacker, where I was hired as an advisor to help the Special Committee of the board determine how they should, how they should move forward with their external management. Three options were to internalize, renew the external contract, or terminate the contract and find a new management team.

Ultimately we were able to negotiate a deal that was very shareholder-friendly, both from a cost perspective as well as from a governance perspective. We were able to internalize that management team which improves alignment of interests and governance. Some of those, some of that management team went to the board of directors, and that was a, that was a good transaction for everyone.

So you know in the healthcare REIT space, you know I've worked with many healthcare REITs and other REITs that have a similar business model and revenue model to NHI and have worked in the space around net lease and net lease healthcare REITs in helping them grow their business, deal with tenant concentrations which are inevitable when you have this business model and you're growing, and also most importantly, communicate to the street how they were going to deal with tenant concentrations and provide that, provide that transparency that is essential to REIT investors. So anyway, enough out of me, I'll turn it over to Jim.

Jim Hoffmann:

Yeah, thanks [for] that Adam. So I think for us is modernizing the governance policies of the board to where the CEO and the management team of the company have the capacity to grow the company and take advantage of great demographics and senior housing and capitalize on this market window. The company does trade at a premium to NAV, and that is an opportunity to really pick up the acquisition pace, raise capital as the market allows, and to broaden the reach of the company geographically and more into senior living, more into the SHOP sector, which is the operating business. And really we want to see the CEO pursue that aggressively and manage that growth, you know, focused on investment process and appropriate risk adjusted returns. To do that we need to ensure this NHC lease is appropriately renegotiated without interference. I see the company who has representatives on the board, which is clearly anti-competitive. We will broaden the shareholder base, we will improve the company's cost of capital further and allow the company to grow more quickly, so that is the goal, and it gets into the nitty, gritty details of ensuring good governance. Ensuring this lease gets properly negotiated, which is a now event. And for it to be short-circuited, or a thumb on the scale that is, going to put a cloud over this company for the next 5 years. Let’s make sure that doesn't happen.

So we'll keep going here. Turn it back to Jon, and we'll get into more details on the specific lease, and then the path going forward.

Jonathan Litt:

Great. Thank you, Jim. Thank you, Adam. Great comments. I think you guys would be awesome on the board, obviously, we're nominating you.

So you know, I mentioned before, there's two reasons why we think there's urgency now - number one is this lease negotiation and number two is this incredible opportunity to grow this company with tailwinds in the industry.

I want to talk about this lease a little bit more. It's 16% of the company's [rent]. We believe that there's 60% upside to the lease. You could see this spider web of interconnectivity amongst the board members on the right hand side. It's gonna be really hard to get a fair lease with all of these NHC people on the board. It benefits the Adams brothers too much. They got their hand in the cookie jar, and if they set this lease to market it's going to hurt their net worth at NHC. Not that we're looking to hurt them, but we want to maximize value for NHI shareholders. If we get this lease to market, we could get 12% more earnings.

Turning to page 18, I'll reiterate, I don't believe we can trust Adams or Jobe. They have not demonstrated that they're going to do the right thing for NHI shareholders for decades. And with this lease coming up, that's a big deal. What's amazing is when they last cut this lease and signed this lease in September of ‘22, you could see that the annual base rent was scheduled to go down each and every year of the 5 year term. That's not the way real estate leases work, real estate leases go up over time. That's why people invest in real estate. In fact, if you look at the rent levels, they're not dissimilar from the rent levels back in 2007. So while NHC doubled its EBITDA, doubled its revenues, NHI was stuck with a lease that did nothing. Yeah, they sold some assets, they bought some assets, it's not an excuse. This lease went down. This lease was negotiated after the pandemic, after the vaccine came out, at a time when there was visibility on the recovery in this business, and they negotiated a lease that went down each and every year. Now they get percentage rents. Percentage rents are never valued the same way as base rents are, and even with percentage rents this lease is materially below market.

If you turn the page Corey, maybe go one more. So, the company said our analysis is flawed. Yet the CEO told us, and he told others in the investment community in the fall, look at this CareTrust lease which we outlined on the right-hand side. CareTrust did a deal for $500 million dollars for similar assets to the NHC lease. And they did it at a rent of $13,678 per bed, he said. That's a great comp to us. Once the Adams brothers saw there was a proxy contest coming, all of a sudden the tune changed and the materials they put out changed, and they said, [Land & Buildings’] analysis is flawed. I think this demonstrates the conflicts. If we use the $13,678 rent that CareTrust got on similarly situated assets. We look at the rent that we're receiving, $8,325, that's the base rent percentage rent. We even gave them the straight line rent $40 million bucks. If we got the same rent that CareTrust got that would add $26 million dollars to earnings, or 12%. Now, I don't know if that's exactly the right number, but my guess is we're in the zip code, and my guess isn't just a guess. It's based upon being informed not only by the CEO of NHI, but others in the industry as well. Jim, there's more than just the rent that's problematic in this lease. Maybe you can talk to that.

Jim Hoffmann:

Thanks, Jon. So you know, when I invested at Wellington I never invested in NHI because I thought it was uninvestable, which is a similar conclusion Jon Litt had 15 years prior to when he first looked at it. And so, you know, begs the question, why, why the heck would you want to serve on the board of a company you think is uninvestable. Well, you know there’s some easy fixes, and the company has great potential. And this segment of the REIT market has great potential. But we do need to fix this lease and get the credibility in the marketplace. So, Jon has articulated, you know, the below market rent. I want to point out that NHC has 15,000 employees. NHI has maybe 25. NHC owns skilled nursing facilities aside from the properties they lease from NHI, they own assisted living facilities, 19. They own five independent living facilities. These are not facilities that NHI is associated with. They compete. I don't know what NHI got out of this, but NHI modified its lease to cancel certain leases with NHC. NHC has obtained non-competes in markets in which NHC has a presence which they define as counties - a county is about 5 zip codes. That's a lot of area that's beyond a trade area. For most of these properties NHC attained a right of first refusal on NHI asset sales. A right of first refusal to that if NHI acquires in NHC markets, which is a real problem, because for a portfolio acquisition, so you could have overlap of just one or two properties with an NHC market. And to repeat, they get no information on the properties they own that are operated by NHC. They could have a highly performing asset, which NHC then looks at the data and says, let's build another property next to them. Take some of our managers over. NHI would never know. So when you compete it's okay. But you can't have shared board members. That's a conflict. I don't know how, you know when you look at a proxy, you see how often directors attend meetings. What you don't see is how often a director recuses himself from decisions, that could be a really long list. And because there are so many conflicts between the operations of the two companies, there's really not a good power sharing lack of information from NHC to NHI. So not good. Things have to be addressed, but the terms of the lease need to be addressed and challenged.

Very difficult for NHI to go out into the marketplace and seek new operators who view NHC as someone getting their or having an option on their properties, or somehow helping a competitor, which is NHC. And that puts NHI at a disadvantage, which is why it was not a surprise to me to see their recent acquisition of a portfolio properties in Nebraska, which is a state where NHC has no operations, so for this company to grow, it needs to separate, it needs to separate them. A lower exposure to skilled nursing, lower exposure to NHC. And the only way we're going to achieve that is through governance. Back to you, Jon.

Adam Troso:

Well, Jon, if I may, you know I didn't cover NHI as a banker, but as I've dug into the story over the last several months, I think, where I was most surprised around the lease was around the informational asymmetry. The lack of disclosure from NHC to NHI puts NHI at a great disadvantage when negotiating this lease. They're not provided with property level financial information. They're not even provided with portfolio level financial information. They're forced to negotiate this lease, based on the NHC corporate P&L which includes properties that are outside of the NHI portfolio. Cutting a lease with somebody is an extension of credit in a lot of ways very similar. No banker would make a loan without financial information for the portfolio they're lending on, or the individual assets that they're lending on. So the informational asymmetry is very unusual. I did cover other healthcare REITs and other REITs that use the net lease structure. And this type of informational asymmetry is very, very unusual. And also that creates a transparency issue for shareholders. NHI just doesn't have the information it needs to provide to shareholders about the credit of the lease and the risk associated with receiving those rent payments in the future. And, as we know, lack of transparency, unknowables, creates risk and risk always results, unmitigated risk always results, in a discount to multiple. So I see there being a great opportunity here for multiple expansion. Jon's already gone over the FFO accretion opportunity. I see a great opportunity for multiple expansion here through fixing the lease, fixing the transparency, improving not just governance, but also shareholder communications. Being able to provide that type of transparency, I think, is paramount in terms of getting this getting the story right for shareholders.

Jonathan Litt:

Corey, want to take the next section?

Corey Lorinsky:

Sure. Thank you. And you know one thing NHI noted in its presentation just to finish up the conflict of interest here on the NHC lease is, they don't even believe a conflict of interest exists. And while I think we've clearly demonstrated the conflicts, I think the investment community has penalized NHI’s multiple for the conflicts and has resulted in inferior economics for NHI shareholders. The fact that the NHI board does not believe a conflict of interest exists, we believe that prevents them from solving it. And so, in order for NHI to realize its full potential you need to eliminate these conflicts altogether, and we also need to eliminate the culture that has allowed them to perpetuate. One other aspect of this story that we believe increases the urgency for change here and for more fulsome change, is this capital allocation opportunity, this acquisition opportunity, where NHI may acquire upwards of a billion dollars of senior housing assets over the next 12 to 24 months. For example, this year they've acquired 175 million dollars, year to date. They have a multi hundred million dollar acquisition pipeline. And the underwriting of these acquisitions, the oversight of these acquisitions, these will have substantial impacts on shareholder value over the next 1, 2, 3 years and long-term implications for the shareholder returns. You know, Adam, I know as an investment banker, you've been intimately involved in capital allocation decisions and capital structure financing decisions. Maybe you can talk more about this opportunity.

Adam Troso:

Yeah, you've heard the word urgent and urgency several times in this presentation, and you know I agree with that sentiment. There's a giant opportunity here for the company to make very attractive and accretive acquisitions, improve the quality of their portfolio, and improve the size of their business and grow FFO. Can't do that without a, without a cost of capital. This lease issue and the governance, this lease issue to me is more of a symptom than the disease itself, and the disease itself is, you know, lack of transparency and poor governance. And until you can present a story, a company to the street that has proper governance and board that you can trust. You won't get the multiple expansion you need to be able to grow your business, and when you have a poor multiple or a multiple that is uncompetitive with your peers, you have two choices. You can shrink or stay stagnant, or you can go down market and try to grow through acquiring subpar assets. In this business, where the end user, the ultimate tenant is people's parents and grandparents. There is real risk associated with, beyond financial risk, with acquiring lower quality assets. Well, I'll just leave it that there's incremental risk when you're dealing with a lower quality healthcare facility. So you know, not addressing this, this lease issue and the governance issue is, it would be also a step towards cutting the company off from taking advantage of what appears to be very attractive acquisitions, period.

Corey Lorinsky:

Thank you, Adam. And I know we're 45 minutes into the presentation, and we're, less than halfway through the presentation here, the slide deck. So I'll go through some of the important points fairly quickly and succinctly on the next couple of dozen slides. I think we've laid out the big building blocks of the case. But I'll provide a little more detail for the case for change. And why Adam and Jim will be very additive to the board here, we believe.

First of all, NHI is a senior housing REIT and when viewed through that lens, it's very clear how undervalued the company is, and what the opportunity is. A dollar of AFFO of cash flow at NHI is worth half as much as it is at peers Ventas and Welltower. And we believe, as Jon and Jim and Adam laid out, that's due to the highly conflicted governance structure, the staggered board, the NHC lease historically serving as an anchor on growth and decisions the board has made over the past decades its unwillingness to acquire or increase exposure to shop assets, operating assets as opposed to net lease in the senior housing space, and its smaller size and smaller growth is again, that's a symptom of a disease that it's been hampered by its weaker cost of capital due to these governance issues. And that's limited its ability to acquire and see earnings growth over the intervening decades.

And they're trying to compare themselves to companies in completely different property types with significantly different fundamentals. But when you look at NHI, it is a senior housing company. The vast majority of its assets and its income are senior housing. That's where it's growing. It is not a medical office company. It is not a life science company where you're doing pharmaceutical or biotech medical offices. Those are surgery centers. These are commercial buildings. Those are companies with very different fundamentals, very different risk profiles, very different growth profiles, and in many cases, much less sought after and lower valuations than senior housing today.

NHI has tried to deflect, and claim that Ventas and Welltower are not appropriate peers because of the size differential. But to us that's self-inflicted. And another example of the board's failures - if you go back 25 years, NHI, Ventas and Welltower were all remarkably similar in size. But you fast forward to today, Ventas has grown its asset base 36 times, Welltower 105 times. NHI has only grown on a single digit multiple. And we believe that's because of its weaker cost of capital. And all these governance issues have led to lack of multiple expansion and poor board oversight, not leading to the same type of growth and earnings accretion we've seen at these two peers.

And it's very important to note that NHI and Ventas and Welltower used to trade at the same multiple about a decade ago. But as the poor governance, poor underwriting of acquisitions, lower quality at times of when they had to go out and buy assets caught up to them leading into the pandemic, and then, during the pandemic, you saw very different outcomes in these portfolios, and how these companies performed when times were tough. And not only did NHI have to endure the pain of numerous rent cuts, rent restructurings, lease restructurings during the pandemic because of their lack of operating portfolio exposure, they also aren't seeing the same sort of upside and uplift in earnings that peers, Ventas and Welltower are experiencing today. And now we're at a historically wide multiple, NHI versus their 2 closest peers.

NHI will claim that actually, they're not that cheap and that their multiple looks good when comparing them to other peers. But those other peers are majority or very focused on skilled nursing, which is a lower multiple business. They're also looking at NFFO instead of AFFO. AFFO is a more true cash flow measure, and that's actually understating the cash flow of Ventas and Welltower. So those Ventas and Welltower multiples are actually much higher when looking at a real cash flow multiple. And the fact that their triple net doesn't change the ultimate value of the asset. Triple net is just the lease structure - doesn't determine the long-term value, just determines the timing of the cash flow, and at expiration, any of these triple net leases that NHI has can be converted to an operating structure.

So we think all those arguments are flawed in many ways. For example, when you look at traditional net lease REITs where we have a table. Here you can see that oftentimes the smaller REITs, the ones that have higher, where you have investors [with] higher confidence in their growth. They're growing faster because they're growing off a smaller base, those when they're managed well with the right governance and the right strategy, they can achieve premium multiples, even if they don't necessarily have premium portfolios.

For NHI to claim that they have a lower multiple because they have less SHOP exposure than Ventas and Welltower, well the board has been the impediment to increasing that SHOP exposure. So again, that goes to the board's own failures. And similarly, it's smaller size really is laid at the board’s feet. Given that they had the same opportunities that Ventas and Welltower have had over the past few decades, and just have not capitalized on that.

The pandemic was very painful for NHI and NHI shareholders. In their presentation, they talked about their success during the pandemic, but when you look at the actual results, the earnings trajectory, the total shareholder returns against all the relevant peer sets, you can see there was significant underperformance in that 2020- ‘21 period and that the company had not afforded itself, did not perform well.

Jon and Jim referenced this earlier but NHI is viewed as uninvestable by many institutional shareholders. We focus here on the top REIT mutual funds. These are all the REIT mutual funds with $200 million dollars or greater of assets under management. They're all indexed to various indices that include NHI. So when they choose not to invest in NHI, they are intentionally being underweight the stock and making a bet that it is going to underperform the REIT index, and, as you can see, only one of the top REIT mutual funds own the stock, and you need to have ownership from this group. This is what creates premium multiples and premium cost of capital, and unlocks all those great external growth opportunities. But when they're not owning your stock, and they're not owning NHI, they're overweighting increasing ownership, creating more demand for other stocks in the space and giving them both a premium multiple and a higher cost and improved cost of capital. I know Jim from your investment seat and your, your time at Wellington, is there anything you want to add to this?

Jim Hoffmann:

Thank you. Without digressing too much, I just want to point out - I listened to the NHI call this morning where the company said they couldn't talk about Land & Buildings because of advice from their counsel Hogan Lovells. I just want to real quick read something that they sent out as a memo to clients back in 2022 from Assistant Attorney General Jonathan Kanter, quote, “the division is undertaking extensive review of interlocking directorates across the entire economy”. Kanter also said that the division is committed to increased enforcement of section 8 of the Clayton Act, which makes interlocking directorates a per se violation of the law. So, I think a lot of investors share my view that the conflicts do nothing but hurt you and impair growth of the company. So we've got to deal with that to get NHI investable. And even those small companies in the healthcare space get a lot of attention. So I should share the views of Land & Buildings on what needs to happen for the company to grow.

Corey Lorinsky:

And we've, I think, touched on the big issues here of the interlocks of the board and the company. And why we view this as being run like a country club. The web is plainly visible across this board. You have similar educational backgrounds, including Jimmy Jobe and Robert Adams, both going to Middle Tennessee State, including other directors, current and former, we've talked about the overlapping employment histories in NHC.

You have multiple financial entanglements. The chair of this board runs a local bank in Tennessee that has a banking relationship with NHI, and we still have got no disclosure whether or not Jimmy Jobe has any personal or his firm has any accounting relationships with the Adams Brothers, with other directors, with NHI, NHC.

He's a local tax accountant that serves wealthy individuals and healthcare facilities, it'd be natural for that to be the case, and the companies never disclosed one way or another if that is the case. And then certainly, we have a number of directors that live in the same neighborhoods in the same town in Murfreesboro, Tennessee.

So you have professional overlaps, personal overlaps, potentially financial entanglements, and other conflicts of interest that are clear as day.

Jon touched on this earlier, but Jimmy Jobe's committee placements and appointments are very telling the fact that he was removed as chair of Nominating & Governance Committee, following our initial involvement about a year ago, we think, is a clear admission of his lack of independence and qualification. That he was not, it was not appropriate for him to be chairing the committee, and then, similarly, the fact that he wasn't placed on the special committee of non-interested directors to negotiate the NHC lease. We view that, clearly illustrating that the board, the independent members of the board believe that his relationship is compromised there, whether with NHC or with the Adams Brothers.

The company has appointed 2 new directors in the past few months. A couple of things I would like to highlight about these directors and the process here - one is that these were unilateral appointments. We were never consulted in the selection of Robert Chapin or Candice Todd. We do not believe any, we're not aware of any other shareholders that were directly consulted before these candidates were chosen.

Robert Chapin was just put on the board a few weeks ago. We do not believe his appointment fulfills the need for better capital allocation, oversight, or for a true independence on the board. He was handpicked by the conflicted board, and beyond that his background is in non-traded REITs, and we view non-traded REITs, and we believe a lot of other shareholders and investors view it, as the really ethically dubious part of the real estate industry known for its high fees, lack of transparency, and misaligned incentives, where the principals in those businesses are often compensated on growth and assets and growth in AUM, not necessarily on the performance of those assets. And unfortunately, those types of conflicts and those issues sound a lot like the issues we're trying to solve at NHI.

And then Candice Todd we also don't think solves the capital allocation oversight issue. Her role as CFO at Morgan Stanley real estate investments - first of all, that was a private real estate venture as opposed to the public market focus that Adam and Jim bring and her focus seems, according to Morgan Stanley's public materials on the funds, her focus was on capital structure and REIT compliance, not on investment decision making.

And from a settlement and constructive solution perspective, we were really disappointed. We thought this was something we could solve constructively like we had with Ventas and Sun Communities last year.

It never seemed like Jim and Adam were given fair interviews here. They each had 1 interview scheduled for 30 minutes with just 2 members of the board, the chair, Robert McCabe, and Tracy Colden, who heads Nom and Gov.

When we spoke with Robert Chapin right before his appointment to the board, he was unaware of the NHI-NHC conflict. He was ignorant as far as we could tell about the other governance issues, and he was not aware of any of our public filings, despite the multiple public filings we had had at this company. And the only settlement offer ever given to us was that he would go on the board, and no one would come off the board.

Jonathan Litt:

In the minute or so we have remaining, if you have questions and want to talk one on one, please feel free to reach out to us at ir@landandbuildings.com. We're happy to get on the phone. You could talk to the directors as well. On May 21st please vote for Jim Hoffmann and Adam Troso. We believe they'll bring true independence to the board. They're going to bring tremendous expertise in publicly traded REITs and what makes them work.

And I think NHI shareholders can make a lot more money that they've been deprived of for decades. We think Robert Adams and Jimmy Jobe are 100% the wrong choice. They're conflicted. They've been here too long. They're favoring the parent company, NHC, and we think they're a problem. So vote early for Jim and Adam. We appreciate your support, and we're here to answer any questions that you may have again. Thank you all for spending an hour with us to go over our case at NHI.